AMERICAN ANNUITY GROUP, INC. AND SUBSIDIARIES

           EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                      AND FIXED CHARGES AND PREFERRED DIVIDENDS
                                    (In millions)

                                                   Year Ended December 31,
                                                    1996     1995    1994

          Income from continuing operations
            before income taxes                    $78.5   $ 90.7   $63.2
          Less equity in (earnings) loss of
            affiliate                                2.2     (0.1)    2.8
          Plus dividends from affiliate              0.5      0.5     0.5
          Plus minority interest in
            subsidiaries having fixed charges        0.5       -      0.1
          Fixed charges:
            Interest and other debt expenses        14.3     17.6    21.4
            Preferred dividends of subsidiary
              trust                                  1.0       -       -
            One-third of rentals                     0.9      0.5     0.6
                Earnings                           $97.9   $109.2   $88.6

          Fixed charges:
            Interest and other debt expenses       $14.3   $ 17.6   $21.4
            Preferred dividends of subsidiary
              trust                                  1.0       -       -
            One-third of rentals                     0.9      0.5     0.6
               Fixed Charges                       $16.2   $ 18.1   $22.0

          Fixed charges and preferred
            dividends:
            Fixed charges - per above              $16.2   $ 18.1   $22.0
            Preferred dividends (*)                  1.8       -      1.4
               Fixed Charges and Preferred
                 Dividends                         $18.0   $ 18.1   $23.4


          Ratio of Earnings to Fixed Charges         6.0      6.0     4.0

          Earnings in excess of Fixed Charges      $81.7   $ 91.1   $66.6


          Ratio of Earnings to Fixed Charges
            and Preferred Dividends                  5.4      6.0     3.8

          Earnings in excess of Fixed Charges
            and Preferred Dividends                $79.8   $ 91.1   $65.2


          (*) Amounts represent preferred dividend requirements multiplied by the ratio that pretax earnings bears to net earnings.

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